                                                                    EXHIBIT 10.5

                        AGREEMENT AND PLAN OF EXCHANGE

                                 BY AND AMONG

                        GROUP MAINTENANCE AMERICA CORP.

                                      AND

                              THE HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                      OF
                            COSTNER BROTHERS, INC.


                                 JUNE 21, 1997


Confidential information has been omitted from this document and has been filed separately with the Securities and Exchange Commission. Each such omission has been marked by "XXX".

                               TABLE OF CONTENTS
                                                                           Page

1.  THE CLOSING............................................................. 1
      1.1.   The Closing Date............................................... 1
      1.2.   Post-Closing Adjustment........................................ 2
      1.3.   The Earn-Out................................................... 2
      1.4.   IPO Price Adjustment........................................... 3

2.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER....................... 4
      2.1.   Exhibit 2...................................................... 4
      2.2.   Stock Ownership................................................ 4
      2.3.   Authority...................................................... 4
      2.4.   Consents....................................................... 4

3.  REPRESENTATIONS AND WARRANTIES OF PARENT................................ 5
      3.1.  Representations and Warranties.................................. 5
            3.1.1.   Organization........................................... 5
            3.1.2.   Capitalization of Parent............................... 5
            3.1.3.   Authority.............................................. 5
            3.1.4.   Consents............................................... 5
            3.1.5.   Defaults............................................... 6
            3.1.6.   Investment Company..................................... 6
            3.1.7.   Financial Statements................................... 6
            3.1.8.   Taxes.................................................. 6
            3.1.9.   Full Authority......................................... 6
            3.1.10.  Access................................................. 7
            3.1.11.  Disclosure............................................. 7
            3.1.12.  Parent Material Adverse Effect......................... 7

4. CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS........................... 7
      4.1.   Transfer Restrictions.......................................... 7
      4.2.   Adoption of Shareholders Agreement............................. 7
      4.3.   Employment Agreement........................................... 7
      4.4.   Lease.......................................................... 8
      4.5.   Covenant Not to Compete........................................ 8
      4.6.   Release........................................................ 8
      4.7.   Release of the Shareholders.................................... 9
      4.8.   Elimination of Expense......................................... 9
      4.9.   Note Repayments................................................ 9
      4.10.  Other Closing Documents........................................ 9

5. SURVIVAL, INDEMNIFICATIONS............................................... 9
      5.1.   Survival....................................................... 9

      5.2.   Indemnification............................................... 10
             5.2.1.  Parent Indemnified Parties............................ 10
             5.2.2.  Parent Indemnity...................................... 11
      5.3.   Limitations................................................... 11
      5.4.   Notice........................................................ 11



6. MISCELLANEOUS........................................................... 12
      6.1.   Notice........................................................ 12
      6.2.   Further Documents............................................. 13
      6.3.   Assignability................................................. 13
      6.4.   Exhibits and Schedules........................................ 13
      6.5.   Sections and Articles......................................... 14
      6.6.   Entire Agreement.............................................. 14
      6.7.   Headings...................................................... 14
      6.8.   CONTROLLING LAW AND JURISDICTION.............................. 14
      6.9.   Public Announcements.......................................... 14
      6.10.  No Third Party Beneficiaries.................................. 15
      6.11.  Amendments and Waivers........................................ 15
      6.12.  No Employee Rights............................................ 15
      6.13.  Non-Recourse.................................................. 15
      6.14.  When Effective................................................ 15
      6.15.  Takeover Statutes............................................. 15
      6.16.  Number and Gender of Words.................................... 16
      6.17.  Invalid Provisions............................................ 16
      6.18.  Multiple Counterparts......................................... 16
      6.19.  No Rule of Construction....................................... 16
      6.20.  Expenses...................................................... 16

EXHIBITS:

  EXHIBIT 1.1  -  Holders of Company Common Stock

  EXHIBIT 2    -  Certain Representations and Warranties of the Shareholders

  EXHIBIT 4.8  -  Permanent Elimination or Reduction of Certain Expenses

                        AGREEMENT AND PLAN OF EXCHANGE


    THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement") is made this
21st day of June, 1997, between GROUP MAINTENANCE AMERICA CORP., a Texas corporation ("Parent") and the undersigned holders (the "Shareholders") of all of the outstanding capital stock of COSTNER BROTHERS, INC., a South Carolina corporation (the "Company").

    WHEREAS, Parent and the Shareholders desire to provide for the transfer by the Shareholders to Parent of the outstanding shares of capital stock of the Company in exchange for cash, common stock and preferred stock of Parent;

    WHEREAS, for federal income tax purposes, it is intended that such transfer and exchange shall qualify as an exchange under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder;

    WHEREAS, Parent has adopted and Parent and the Shareholders have executed and delivered a Section 351 Plan;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                                1.  THE CLOSING

    1.1 The Closing Date. For purposes of this Agreement, the term "Closing Date" shall mean the date hereof. On the Closing Date, as soon as practicable after the execution of this Agreement, a Closing (the "Closing") shall occur.
At the Closing, the Shareholders shall deliver to Parent the Shareholders' stock certificates evidencing all shares of common stock, $1.00 par value, of the Company ("Company Common Stock") and a completed letter of transmittal, and Parent shall deliver to the Shareholders, allocated in proportion to their respective holdings of Company Common Stock as set forth on Exhibit 1.1 to this Agreement, $451,161 in cash (the "Closing Cash Consideration"), certificates evidencing 100,000 shares of Series C Preferred Stock, $.001 par value, of Parent with a liquidation preference of $1.00 per share ("Parent Preferred Stock") and certificates evidencing 131,072 shares (the "Initial Shares") of common stock, $.001 par value, of Parent ("Parent Common Stock"). The Closing Cash Consideration is subject to post-closing adjustment as provided below. One hundred thousand dollars ($100,000) of the Cash Consideration shall be allocated as consideration for the covenant not to compete set forth in Section 4.5 and shall be allocated to the Shareholders in the percentages indicated on Exhibit 1.1.

    1.2    Post-Closing Adjustment.

    (i)    As promptly as practicable, and in any event no later than ninety
(90) days after the date hereof, Parent shall cause to be prepared and delivered to the Shareholders a statement (the "Statement") showing (a) a calculation, based on the books and records of the Companies as of the Closing Date, of the Long-Term Debt (as defined below), the Current Assets (as defined below) and the Current Liabilities (as defined below), and (b) the Final Cash Consideration (determined as set forth below).

    (ii) The Closing Cash Consideration has been determined by agreement of Parent and the Shareholders as being an acceptable estimate of 90% of the Final Cash Consideration payable to the Shareholders hereunder. To arrive at the Final Cash Consideration, there shall be deducted from $XXX (a) the amount, if any, by which Long-Term Debt as shown on the Statement exceeds $137,656 (or such higher amount for which the Parent has given its prior written approval) and (b) the amount, if any, by which XXX times Current Liabilities exceeds Current Assets. The resulting amount shall be the Final Cash Consideration.

    (iii) If the Final Cash Consideration as shown on the Statement exceeds the Closing Cash Consideration, Parent will pay to the Shareholders (in the percentages shown on Exhibit 1.1) the amount of the excess in cash within 10 days after the date of delivery of the Statement to the Shareholders. If the Closing Cash Consideration exceeds the Final Cash Consideration, as shown on the Statement, the Shareholders will pay to Parent the amount of the excess in cash within 10 days after the date of delivery of the Statement to the Shareholder.

    (iv) For purposes of the Agreement (a) the term "Long-Term Debt" shall mean all long-term liabilities of the Companies as of the Closing Date, including deferred taxes and capitalized lease obligations, all as determined in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP"); (b) the term "Current Assets" shall mean the current assets of the Company as of the Closing Date, as determined in accordance with GAAP; and
(c) the term "Current Liabilities" shall mean the current liabilities of the Company as of the Closing Date, as determined in accordance with GAAP; provided, however, that all expenses of the Company or the Shareholders (other than the audit fee to be paid by the Company to KPMG Peat Marwick) incurred in connection with the transactions contemplated hereby which are payable by the Company shall be accrued as of such date and included in Current Liabilities. Accounts receivable on the books of the Company at the Closing Date that remain uncollected on the date of the Statement and which are over 60 days past due, if so identified by Parent, shall not be included in Current Assets and such accounts receivable so identified shall be assigned to the Shareholders without recourse.

    1.3 The Earn-Out. On or before April 30, 1998, Parent shall cause to be prepared and delivered to Shareholders a statement (the "1997 Statement") based on the financial statements of the Company for the years ended December 31, 1997 and December 31, 1996, prepared in accordance with GAAP, and showing the calculation of the amount of the

Confidential information has been omitted from this page and has been filed separately with the Securities and Exchange Commission. Each such omission has been marked by "XXX".

Company's EBITDA (defined below) for each such year. Parent shall pay to the Shareholders as additional purchase consideration hereunder (the "Earn-Out"), up to a maximum amount of $XXX, the product of XXX multiplied by the excess of 1997 EBITDA over 1996 EBITDA, provided the amount of such excess is a positive number. Within thirty days following delivery of the 1997 Statement, Buyer shall deliver payment of the Earn-Out, if any, to Shareholders, allocated among the Shareholders in proportion to their respective holdings of Company Common Stock on the Closing Date as set forth in Exhibit 1.1, as follows: (i) 44.0% of the amount of the Earn-Out shall be payable in cash and (ii) the remainder of the Earn-Out (56.0%) shall be payable through delivery of Parent Common Stock with a Stock Value (as hereinafter defined) equal to 56% of the amount of the Earn-Out; provided that if the Parent Common Stock is not then admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Inc., National Market System or any similar system then in use ("NASDAQ NMS") or otherwise traded in the over-the-counter market, the Earn-Out shall be payable entirely in cash. For purposes of this Agreement "Stock Value" of Parent Common Stock means the average daily closing sales price (or if no closing price is reported, the average of the daily closing bid and asked prices) during the 10 consecutive trading days ending on and including the date that is three trading days immediately preceding the Earn-Out payment date, of a share of Parent Common Stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, on the NASDAQ NMS or any similar system then in use, or if no such quotations are available, in the over-the-counter market where such stock is publicly traded, or if such stock is not publicly traded. The term "EBITDA" shall mean the sum of (a) Net After-Tax Income (as defined below), plus (b) the amount of income and franchise taxes deducted from Net After-Tax Income, plus (c) the amount of depreciation and amortization deducted from Net After-Tax Income, plus (d) the amount of interest expense deducted from Net After-Tax Income, the amounts in clauses (a) through
(d) to be determined in accordance with GAAP. The term "Net After-Tax Income" shall mean the consolidated net income (or loss) of the Company after deduction for income, franchise and other taxes and without giving effect to non-recurring gains and losses, interest income or investment income, determined in accordance with GAAP.

    1.4 IPO Price Adjustment. Within thirty days following Parent's IPO (defined below), Parent shall cause to be prepared and delivered to Shareholders a statement (the "IPO Statement") reporting the price paid by the public for shares of Parent Common Stock in the IPO (the "IPO Price"), calculating the quotient resulting from dividing $917,506 by the IPO Price, allocating such quotient to the Shareholders in the percentages indicated on Exhibit 1.1, and rounding up to the nearest whole number the amount so allocated to each Shareholder. Each whole number so calculated shall represent the number of shares of Parent Common Stock to which the respective Shareholder is entitled as a result of this Agreement (the sum of such whole numbers is the number of "Final Shares" of Parent Common Stock). In the event that the number of Final Shares exceeds the number of Initial Shares, Parent will promptly issue the number of shares of Parent Common Stock equivalent to such difference to the Shareholders allocated in accordance with the IPO Statement. In the event that the number of Initial Shares exceeds the number of Final Shares, the Shareholders will promptly

Confidential information has been omitted from this page and has been filed separately with the Securities and Exchange Commission. Each such omission has been marked by "XXX".

assign, transfer and deliver to the Parent the number of shares of Parent Common Stock equivalent to such difference. The term "IPO" means any underwritten public offering of Parent Common Stock (other than any offering pursuant to any registration statement (i) relating to any capital stock of Parent or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of Parent, or any of its subsidiaries (ii) relating to any employee benefit plan or interest therein,
(iii) relating principally to any preferred stock or debt securities of Parent, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provision) resulting in net cash proceeds to Parent of at least $20,000,000.

                      2.  REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

    The Shareholders, jointly and severally, hereby represent and warrant to Parent as follows:

    2.1 Exhibit 2. The statements in Exhibit 2 attached hereto are true and correct.

    2.2 Stock Ownership. Each Shareholder owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside such Shareholder's name on Exhibit 1.1 and such shares are so held by the Shareholders free and clear of all liens, encumbrances and claims whatsoever.

    2.3 Authority. Each Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by the Shareholders (each a "Shareholder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes, and each Shareholder Related Document, when duly executed and delivered by each Shareholder who is a party thereto will constitute, legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

    2.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Shareholders of this Agreement or any Shareholder Related Document. The execution, delivery and performance by each Shareholder of this Agreement and the Shareholder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which such Shareholder is a party or by which such Shareholder or such Shareholder's assets or properties may be bound or affected or any law, rule or regulation applicable to such

Shareholder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over such Shareholder.

                 3.  REPRESENTATIONS AND WARRANTIES OF PARENT

    3.1. Representations and Warranties. Parent hereby represents and warrants to the Shareholders as follows:

           3.1.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a Parent Material Adverse Effect (as defined below).

           3.1.2. Capitalization of Parent. As of June 18, 1997, the total authorized capital stock of Parent is 100,000,000 shares of Parent Common Stock, of which 16,424,446 shares are issued and outstanding and of which 0 shares are held in the treasury of Parent, 50,000,000 shares of Preferred Stock, $.001 par value, divided into 15,000,000 shares of Series A Preferred Stock, of which 45,137 shares are issued and outstanding, 678,920 shares of Series B Preferred Stock, of which 0 shares are issued and outstanding, 130,000 shares of Series C Preferred Stock, of which 0 shares are issued and outstanding, 1,800,000 shares of Series D Preferred Stock, of which 0 shares are issued and outstanding, and 600,000 shares of Series E Preferred Stock, of which 0 shares are issued and outstanding. The outstanding shares of Parent Common Stock and Parent Series A Preferred Stock have been duly and validly issued and are fully paid and non-assessable.

           3.1.3. Authority. Parent has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby and to consummate the transactions contemplated herein and thereby (the "Parent Related Documents"). This Agreement has been duly executed and delivered by Parent and constitutes, and all Parent Related Documents, when executed and delivered by Parent will constitute, legal, valid and binding obligations of Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

           3.14. Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Parent of this Agreement or the Parent Related Documents or the consummation by Parent of the transactions contemplated hereby.

           3.1.5. Defaults. Parent is not in default under or in violation of, and the execution, delivery and performance of this Agreement and Parent Related Documents and the consummation by Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over Parent, which default or violation could adversely affect the ability of Parent to consummate the transactions contemplated hereby or will have a Parent Material Adverse Effect.

           3.1.6 Investment Company. Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           3.1.7. Financial Statements. Parent has provided certain financial statements to the Shareholders ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP, are true and correct in all material respects, and are fair presentations of the consolidated financial position, results of operations and cash flows of Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated. The books and records of Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of Parent.

           3.1.8. Taxes. Parent has either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character, attributable or relating to the properties and business of Parent for the period ended December 31, 1996.

           3.1.9. Full Authority. Parent has full power, authority and legal right and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law, as defined in Exhibit 2) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Parent Material Adverse Effect.

           3.1.10. Access. Parent has cooperated fully in permitting the Shareholders and their representatives to make a full investigation of the properties, operations and financial condition of Parent; and afforded the Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Parent.

           3.1.11. Disclosure. No representation or warranty by Parent in this Agreement no statement contained any certificate delivered by Parent to the Shareholders pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

           3.1.12. Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of Parent and its consolidated subsidiaries, taken as a whole in an amount of $50,000 or more.

               4. CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS

                 Parent and the Shareholders agree as follows:

      4.1 Transfer Restrictions. Contemporaneously herewith, the Shareholders and Parent are executing and delivering a Stock Transfer Restriction Agreement and a Registration Rights Agreement.

      4.2 Adoption of Shareholders Agreement. Contemporaneously herewith, the Shareholders are executing and delivering to Parent an adoption agreement pursuant to which the Shareholders agree to be bound by the Shareholders Agreement dated October 24, 1996 among Parent and its existing shareholders, as amended, a copy of which has been delivered to the Shareholders.

      4.3 Employment Agreement. Contemporaneously herewith, the Company and each Shareholder is executing and delivering an employment agreement.

      4.4 Lease. Contemporaneously herewith, Jack Nelson Development Company, as owner of the property located at 3175 Lesslie Highway, Rock Hill, South Carolina and R&D Development Company, as owner of the property located at 105 Neely's Creek Road, Rock Hill, South Carolina, will each execute and deliver a triple net lease agreement with the Company.

      4.5  Covenant Not to Compete.

           (i) For the considerations specified in this Agreement and in recognition that the covenants by the Shareholders in this Section are a material inducement to Parent to enter into and perform this Agreement, each Shareholder agrees that for the period (the "Noncompetition Period") from the date hereof to the later to occur of (a) the date which is five (5) years after the Closing Date or (b) the date which is one (1) year following any termination of such Shareholder's employment by the Company, such Shareholder will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, officer, director, trustee, manager, employee, agent, associate or consultant engage in any business which involves indoor air quality, heating, ventilation and air conditioning, plumbing or electrical contracting services within a 100 mile radius of Rock Hill, South Carolina; provided, however that if either Shareholder's employment by the Company after the Closing Date is terminated by the Company without cause, then the Noncompetition Period applicable to such Shareholder shall be six months from and after the date of such termination.

           (ii) Each Shareholder agrees that the limitations set forth herein on such Shareholder's rights to compete with Parent and its affiliates as set forth in clause (i) are reasonable and necessary for the protection of Parent and its affiliates. In this regard, each Shareholder specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on the Shareholder's activities specified herein, are reasonable and necessary for the protection of Parent and its affiliates. Each Shareholder agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

           (iii) Each Shareholder agrees that the remedy at law for any breach by such Shareholder of this Section 4.5 will be inadequate and that Parent shall be entitled to injunctive relief.

      4.6 Release. The Shareholders do hereby (i) release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Shareholders hereunder, except for salary and benefits payable to a Shareholder as an employee in the ordinary course of business; (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock and agree that any and all such agreements are terminated as of the Closing Date; and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

      4.7 Release of the Shareholders. Within 30 days after the date hereof, Parent will cause the Shareholders to be released from any liability under his personal guaranties of the indebtedness of the Company described in Section 4.7 of the Disclosure Schedule (as defined in Exhibit 2); provided that the indebtedness so guaranteed does not exceed $137,656.

      4.8 Elimination of Expense. On or prior to the date hereof, Shareholders will produce evidence to the satisfaction of the Parent and its lenders that the expenses of the Company as described on Exhibit 4.8 hereto have been eliminated as expenses of the Company as of and following the Closing Date.

      4.9 Note Repayments. On or prior to the date hereof, Shareholders will produce evidence to the satisfaction of the Parent and its lenders that (i) the receivable from Jack Nelson Development Company in the amount of $37,002 as of December 31, 1996, has been collected in full and (ii) the promissory note payable by the Company to Shareholders in the outstanding principal amount of $15,889 as of December 31, 1996 has been paid in full.

      4.10 Other Closing Documents.  Contemporaneously herewith:

           (i) The Shareholders are delivering to Parent an opinion of legal counsel satisfactory to Parent; and

           (ii) Parent is delivering to the Shareholders (a) an opinion of legal counsel satisfactory to the Shareholder, and (b) certified resolutions of the Board of Directors of Parent in form satisfactory to the Shareholder.

                         5. SURVIVAL, INDEMNIFICATIONS

      5.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Shareholders herein and of the Shareholders and the Company in the Shareholder Related Documents and the Company Related Documents (as defined in Exhibit 2) other than those of the Shareholders in Sections 2.2, 2.3, 2.4 and in Sections 2 and 3 of Exhibit 2 shall survive for a period of thirty-six (36) months after the date hereof and the representations and warranties of the Shareholders contained in Sections 2.2, 2.3, 2.4 and in Sections 2 and 3 of Exhibit 2 shall survive for the maximum period permitted by applicable law. The representations and warranties of Parent herein and in the Parent Related Documents, other than those in Sections
3.1.3 and 3.1.4, shall survive for a period of thirty-six (36) months after the date hereof and the representations and warranties of Parent contained in Sections 3.1.3 and 3.1.4 shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section 5.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

      5.2  Indemnification.

           5.2.1. Parent Indemnified Parties. Subject to the provisions of Sections 5.1 and 5.3 hereof, the Shareholders, jointly and severally, shall indemnify, save and hold harmless Parent, the Company and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Parent Indemnified Parties") from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

           (i) the breach of any covenant of any Shareholder or the Company or the failure by the Shareholders or the Company to perform any obligation of any Shareholder or the Company contained herein or in any Company Related Document or Shareholder Related Document;

           (ii) any inaccuracy in or breach of any representation or warranty of any Shareholder contained herein or in any Shareholder Related Document;

           (iii) any inaccuracy in or breach of any representation or warranty of the Company contained in any Company Related Document;

           (iv) indemnification payments made by the Company to its present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing; and

           (v) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Closing and involving or related to the assets, properties, business or operations now or previously owned or operated by the Company and not (a) disclosed in the Disclosure Schedule or (b) disclosed in the Company Financial Statements (as defined in Exhibit 2).

           5.2.2. Parent Indemnity. Subject to the provisions of Sections 5.1 and 5.3, Parent shall indemnify, save and hold harmless the Shareholders and the Shareholders' heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:
           (i) any breach of any covenant of Parent or the failure by Parent to perform any obligation of Parent contained herein or in the Parent Related Documents;

           (ii) any inaccuracy in or breach of any representation or warranty of Parent contained herein or in the Parent Related Documents; and

           (iii) any act, omission, event, condition or circumstance occurring or existing at any time after (but not on or before) the date hereof and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that clause (iii) shall not apply to any Losses to the extent that such Losses result from any Shareholder's acts or omissions after the date hereof as an officer, director and/or employee of Parent or the Company and/or any other affiliate of Parent.

The foregoing indemnities shall not limit or otherwise adversely affect the Parent Indemnified Parties' rights of indemnity for Losses under Section 5.2.1.

      5.3. Limitations. The aggregate liability of the Shareholders under Sections 5.2.1 shall not exceed $1,518,796. The aggregate liability of Parent under Section 5.2.2 shall not exceed $1,518,796.

      5.4. Notice. The party (the "Indemnified Party") which may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 5.4 shall relieve the Indemnifying Party of its obligations under this Article 5 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice. Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Shareholders shall at all times have the right, at their option, to participate fully therein, and (ii) if the Parent does not proceed diligently to defend the third-party claim, suit action or proceeding within ten (10) days after receipt of notice of such third-party claim, suit, action or proceeding, the Shareholders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Parent Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on ten (10) days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives ten
(10) days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within ten (10) days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 5.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party which are pertinent to the defense. The parties agree that the Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.


                               6. MISCELLANEOUS

      6.1. Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

      To the Shareholders:

           Mr. J. Donald Costner
           Mr. Roger Costner
           c/o Costner Brothers, Inc.
           3175 Lesslie Highway
           Rock Hill, South Carolina  29730
           Telecopy:  803-329-0434

      To Parent:

           Group Maintenance America Corp.
           1800 West Loop South, Suite 1375
           Houston, Texas 77027
           Attn: President
           Telecopy: (713) 626-4766

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

      To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 6.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

      6.2. Further Documents. The Shareholders shall, at any time and from time to time after the date hereof, upon request by Parent and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Shareholders hereunder.

      6.3. Assignability. No Shareholder shall assign this Agreement in whole or in part without the prior written consent of Parent, except by the operation of law. Parent may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of either Shareholder.

      6.4. Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

      6.5. Sections and Articles. Unless the context otherwise requires, all Sections and Articles referred to herein are, respectively, sections and articles of this Agreement and all Exhibits and Schedules referred to herein are, respectively, exhibits, and schedules constituting a part of the Disclosure Schedule.

      6.6. Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.
Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

      6.7. Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

      6.8. CONTROLLING LAW AND JURISDICTION. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      6.9. Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by any party or the Company without the prior consultation of the Shareholders and Parent, except as may be necessary in the opinion of counsel of any party to meet the requirements or regulations of any applicable law, governmental unit or agency or stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, the Company may make appropriate disclosures of the general nature of the transaction contemplated hereby to its employees, vendors and customers to protect the Company's good will and to facilitate the consummation of the transactions contemplated hereby, and Parent may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing (including a contemplated IPO). Parent may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company's operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Parent. Parent and the Shareholders shall jointly approve the contents of any press releases, written employee presentations or other materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law.

      6.10. No Third Party Beneficiaries. Except as set forth in Article 5, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

      6.11. Amendments and Waivers. This Agreement may be amended by Parent and the Shareholders; provided that all amendments to this Agreement must be by an instrument in writing signed on behalf of Parent and by the Shareholders. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

      6.12. No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

      6.13. Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Parent in this Agreement shall be had against any incorporator, organizer, promoter, Shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of Parent or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement.

      6.14. When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of Parent and the Shareholders.

      6.15. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

      6.16. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

      6.17. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      6.18. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

      6.19. No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

      6.20. Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that the Company shall pay the costs of any financial advisor, broker or finder engaged by the Shareholders and the accounting and auditing fees and expenses of KPMG Peat Marwick; and provided further that all fees, costs and expenses incurred or payable by the Company (other than such accounting and auditing fees and expenses) in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby and the costs of any such financial advisor, broker or finder shall be included in Current Liabilities.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                  PARENT:

                                  GROUP MAINTENANCE AMERICA
                                  CORP.


                                  By: /s/Chester J. Jachimiec
                                      -----------------------
                                      Chester J. Jachimiec
                                      Executive Vice President

                                  SHAREHOLDERS:

                                      /s/J. Donald Costner
                                      --------------------------------
                                      J. Donald Costner (Individually)

                                      /s/Roger Costner
                                      --------------------------------
                                      Roger Costner (Individually)